Exhibit 99.1

  Medi-Hut Announces the Commencement of Litigation against Certain
        Former Officers and Directors, Kinray, Inc. and Others

    WALL TOWNSHIP, N.J.--(BUSINESS WIRE)--Dec. 3, 2003--Medi-Hut Co., Inc. ("Medi-Hut" or the "Company") announced today that it has commenced litigation against certain of its former officers and directors, Healthgen Distributors, Inc. (formerly known as Larval Corp.), Kinray, Inc. and Santi Grieco, an officer of Kinray. In its complaint, Medi-Hut alleges that Joseph A. Sanpietro, a former director and the former President and Chief Executive Officer of the Company, Vincent J. Sanpietro, a former director and the former Chief Operating Officer and Secretary of the Company, Laurence M. Simon, the former Chief Financial Officer of the Company, and Lawrence P. Marasco, a former Vice President of the Company, caused the Company to suffer significant damage and incur substantial costs by engaging in a scheme to overstate Medi-Hut's revenues and earnings through fraudulent accounting practice. The Company also alleges in its complaint that these former officers and directors, in furtherance of their scheme to defraud, filed materially false and misleading documents with the Securities and Exchange Commission and disseminated materially false and misleading information to the general public, investors and financial advisors and brokers. In addition to the foregoing, the Company alleges in its complaint that these former officers and directors, with the assistance of Larval Corp., an entity controlled by Lawrence P. Marasco, Kinray, Inc., a New York based pharmaceutical distributor, and Santi Grieco, an officer of Kinray, committed violations of state and federal laws prohibiting forgery and fraudulent practices and otherwise participated in "racketeering activity" as that term is defined in 18 U.S.C. ss.1961(1) and N.J.S.A. 2C:41-1.
    The Company is seeking compensatory damages, consequential damages and punitive damages, including the return of indemnification monies advanced to the former officers and directors in connection with proceedings brought against them by the Securities and Exchange Commission, the U.S. Attorney's Office and the Company's shareholders. Further, the Company is seeking payment from Mr. Marasco and Healthgen Distributors, Inc. of approximately $750,000 for product allegedly shipped to or for the benefit of Larval Corp., but for which Medi-Hut received no payment.
    In addition, as set forth in the complaint, the Company is seeking payment of a promissory note in the principal amount of $575,000 issued to it by former officer and director, Robert S. Russo, plus all accrued interest thereon. The promissory note, due and payable on October 24, 2003, was issued by Mr. Russo as payment for 100,000 shares of Medi-Hut common stock which he purchased in a private placement by the Company during the fall of 2001. The Company is also seeking to recover damages from Mr. Russo for his alleged breach of fiduciary duties to the Company during the time he was serving as an officer of the Company.
    David LaVance, Chief Executive Officer of Medi-Hut, commented, "It is unfortunate that Medi-Hut and its shareholders had to suffer greatly due to the actions of certain of the Company's former officers and directors as well as others. We believe it is incumbent upon current management to ensure that these defendants do not benefit from their wrongful acts and, instead, repay the Company any ill-gotten gains as well as compensate the Company and its shareholders for all of the damage they have caused to the Company. We also believe this present action is evidence that we will not only vigorously pursue any amounts that were wrongfully paid to others to the detriment of the Company and its shareholders but will seek to recover monetary damages from those who injured the Company for their own personal gain. Any monies received through these actions will be used by current management to build the Company's business so that we can one day hopefully bring value back to the shareholders."
    Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

    CONTACT: Medi-Hut
             Tom Gifford, 732/919-2799, Ext. 1719
             Fax: 732/919-2798